UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
Proxy Statement Pursuant to Section 14(a) of the:
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
HYPERLIQUID STRATEGIES INC
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED SEPTEMBER 15, 2026

477 Madison Avenue

22nd Floor

New York, NY 10022

(212) 883-4241

September [•], 2026

To the Stockholders of Hyperliquid Strategies Inc:

You are cordially invited to attend the annual meeting of stockholders of Hyperliquid Strategies Inc (the “Company”) to be held on Wednesday, November 4, 2026, at [•] Eastern time, which will be a virtual meeting, conducted via live webcast.

The virtual meeting format allows all of our stockholders the opportunity to participate in the annual meeting no matter where they are located. If you plan to attend the annual meeting virtually on the Internet, please follow the instructions in the “Questions and Answers About the Annual Meeting and Voting” section of this proxy statement.

Information regarding each of the matters to be voted on at the annual meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Board of Directors recommends that you vote “FOR” each of the proposals to be presented at the meeting.

Whether or not you plan to attend the annual meeting, we urge you to use our Internet voting system, to vote by telephone, or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting virtually or change your vote, you may withdraw your proxy and vote at the annual meeting. Voting through our Internet voting system, by telephone or by written proxy will ensure your representation at the annual meeting if you do not attend the annual meeting.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. We thank you for your continued support of the Company and look forward to your participation in the annual meeting.

Sincerely,

David Schamis
Chief Executive Officer

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED SEPTEMBER 15, 2026

477 Madison Avenue

22nd Floor

New York, NY 10022

(212) 883-4241

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September [•], 2026

Dear Stockholder:

We cordially invite you to attend Hyperliquid Strategies Inc’s 2026 annual meeting of stockholders. The meeting will be held on Wednesday, November 4, 2026, at [•] Eastern time, which will be a virtual meeting, conducted via live webcast. Enclosed with this proxy statement are your proxy card and our Annual Report on Form 10-K for the fiscal year ended June 30, 2026. At the meeting, you will be asked:

1.	To elect the two Class I directors nominated by our Board of Directors and named in the proxy statement to serve for three-year terms expiring at the 2029 annual meeting of stockholders;

2.

To approve, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of our common stock issuable by us pursuant to the terms of that certain ChEF Purchase Agreement, dated as of October 22, 2025 and amended as of September 1, 2026 and September 14, 2026, in an amount that may exceed 19.99% of our common stock outstanding;

3.	To ratify the appointment of CBIZ CPAs P.C. as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2027; and

4.	To transact any other business which properly may be brought before the annual meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 3.

To allow all of our stockholders the opportunity to participate in the annual meeting no matter where they are located, our 2026 annual meeting of stockholders will be a virtual meeting conducted solely online. Stockholders will be able to join the meeting via the website www.cstproxy.com/hypestrat/2026 where they can listen to the speakers, view management’s presentation, submit questions and comments, hear the Company’s responses and vote their shares electronically. To participate in the annual meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. Only stockholders of record as of the close of business on September 30, 2026 may vote at the annual meeting.

It is important that your shares be represented at the annual meeting, regardless of the number you may hold. Whether or not you plan to virtually attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares at the meeting if you attend virtually.

Sincerely,

Brett Beldner
Chief Financial Officer and Secretary

This proxy statement, including the form of proxy, is first being mailed to stockholders on or about October [•], 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 4, 2026: The Proxy Statement and Annual Report on Form 10-K are available at www.cstproxy.com/hypestrat/2026.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED SEPTEMBER 15, 2026

477 Madison Avenue

22nd Floor

New York, NY 10022

(212) 883-4241

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did you furnish me this proxy statement?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Hyperliquid Strategies Inc, a Delaware corporation (the “Company,” “HSI,” “we,” “us,” or “our”), for use at our annual meeting of stockholders to be held on November 4, 2026, at [•] Eastern time, which will be a virtual meeting conducted via live webcast, and at any adjournments or postponements of the annual meeting. This proxy statement summarizes the information that you need to make an informed vote on the proposals to be considered at the annual meeting. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card using the postage-prepaid envelope provided, or you may grant a proxy to vote your shares by means of the Internet or by telephone. The approximate date on which this proxy statement and the enclosed proxy card were sent to our stockholders is October [•], 2026.

Where and when is the annual meeting?

We will hold the annual meeting virtually on Wednesday, November 4, 2026, at [•], Eastern time (login beginning at [•], Eastern time), exclusively via live webcast. Please go to www.cstproxy.com/hypestrat/2026 for instructions on how to participate in the annual meeting.

What proposals will be addressed at the annual meeting?

Stockholders will be asked to consider the following proposals at the annual meeting:

1.

To elect the two Class I directors nominated by our Board of Directors and named in this proxy statement to serve for three-year terms expiring at the 2029 annual meeting of stockholders (the “Director Election Proposal”);

2.

To approve, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of our common stock issuable by us pursuant to the terms of that certain ChEF Purchase Agreement, dated as of October 22, 2025 and amended as of September 1, 2026 and September 14, 2026, in an amount that may exceed 19.99% of our common stock outstanding (the “Nasdaq Proposal”);

3.	To ratify the appointment of CBIZ CPAs P.C. as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2027 (the “Auditor Ratification Proposal”); and

4.	To transact any other business which properly may be brought before the annual meeting or any adjournment or postponement thereof.

Who may vote on these proposals?

Stockholders who owned shares of common stock as of the close of business on Wednesday, September 30, 2026 (the “Record Date”) are entitled to vote at the annual meeting on all matters properly brought before the annual meeting.

As of the Record Date, we had [•] issued and outstanding shares of common stock entitled to vote at the annual meeting.

How many votes do I have?

Each share of common stock is entitled to one vote on each matter that comes before the annual meeting.

What constitutes a quorum?

To conduct business at the annual meeting, a majority of the voting power of the issued and outstanding shares of the Company entitled to vote at the meeting must be present in person or represented by proxy. This is known as a “quorum.” Abstentions and broker non-votes (described below) will count toward establishing a quorum.

How can I attend and participate in the virtual annual meeting?

The annual meeting will be held in a virtual only meeting format. Stockholders will not be able to physically attend the annual meeting.

If you are a registered stockholder or beneficial owner of our common stock at the close of business on Wednesday, September 30, 2026, you may attend the virtual annual meeting by visiting www.cstproxy.com/hypestrat/2026. You will need the 16-digit control number found on your proxy card or on the instructions that accompany your proxy materials to participate in the annual meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the meeting.

You may log into www.cstproxy.com/hypestrat/2026 beginning at [•] Eastern time on November 4, 2026. The annual meeting will begin promptly at [•] Eastern time on November 4, 2026. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual stockholder meeting site for assistance.

How do I vote by proxy?

You can vote by proxy whether or not you attend the annual meeting. If you are a stockholder of record, to vote by proxy, you have a choice of voting over the Internet or by mail.

•

To vote via the Internet prior to the meeting, go to www.cstproxy.com/hypestrat/2026 and follow the instructions there. To vote via the Internet during the meeting go to www.cstproxy.com/hypestrat/2026. You will need the 16-digit control number included on your proxy card or voter instruction form.

•	To vote by mail, complete, sign and date the proxy card provided and return it promptly in the postage-prepaid envelope provided.

If you choose to vote prior to the meeting through the Internet, please remember to submit your vote by 11:59 p.m. Eastern Time on Tuesday, November 3, 2026 to ensure that your vote is counted.

The enclosed proxy designates David Schamis, our Chief Executive Officer, and Brett Beldner, our Chief Financial Officer and Secretary, to hold your proxy and vote your shares. If you properly complete your proxy card and send it to us in time to vote or timely grant your proxy via the Internet, your proxy holder will vote your shares as you have instructed. If you do not give voting instructions for a particular proposal, then your proxy holder will vote your shares on that proposal as recommended by the Board and as the proxy holders may determine in their discretion with respect to any other business which is properly brought before the annual meeting or any adjournment or postponement thereof. As of the date of this proxy statement, we are not aware of any matters other than those set forth in proposals 1, 2 and 3 that will be brought before the annual meeting.

What if my shares are held in street name?

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank, or other nominee that must be followed in order for your broker, bank, or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the enclosed postage-prepaid envelope.

If you hold shares through a broker, bank, or other nominee and wish to be able to vote at the meeting, please see “How can I attend and participate in the virtual annual meeting?” above.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote your shares as follows:

1.	FOR the election of the two Class I directors nominated by our Board of Directors and named in this proxy statement to serve for three-year terms expiring at the 2029 annual meeting of stockholders;

2.

FOR the approval, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of our common stock issuable by us pursuant to the terms of that certain ChEF Purchase Agreement, dated as of October 22, 2025 and amended as of September 1, 2026 and September 14, 2026, in an amount that may exceed 19.99% of our common stock outstanding; and

3.	FOR the ratification of the appointment of CBIZ CPAs P.C. as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2027.

What are broker non-votes?

If you have shares of common stock that are held by a broker, you may give the broker voting instructions, and the broker must vote as you direct. If you do not provide instructions on how to vote, your broker may have authority to vote your shares. This is called a “broker non-vote.” Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The Auditor Ratification Proposal is a routine matter. The Director Election Proposal and the Nasdaq Proposal are non-routine matters. Your vote is important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on this matter promptly.

May I revoke my proxy?

If you give a proxy, then you may revoke it at any time before it is exercised, as follows:

1.	You may submit another proxy bearing a later date by mail or Internet;

2.	You may send written notice of revocation to the Corporate Secretary of the Company with a date later than the date of the previously submitted proxy; or

3.	You may attend the annual meeting and vote at www.cstproxy.com/hypestrat/2026.

Any written notice of revocation should be sent to: Hyperliquid Strategies Inc, 477 Madison Avenue, 22nd Floor, New York, New York 10022, Attention: Corporate Secretary.

What vote is required to approve each proposal?

Proposal 1: Director Election Proposal.

Directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. This means that the two nominees who receive the highest number of “FOR” votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Abstentions and broker non-votes will have no impact on the outcome of the Director Election Proposal.

Proposal 2: Nasdaq Proposal.

The approval of this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting in person or represented by proxy. Abstentions and broker non-votes will have no impact on the outcome of the vote on the Nasdaq Proposal.

Proposal 3: Auditor Ratification Proposal.

The ratification of the appointment of the Company’s independent registered public accounting firm, as described in Proposal 3, requires the affirmative vote of the majority of the shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon. An abstention will be treated as a vote against the ratification. A broker non-vote will not impact the outcome of the vote on Proposal 3. As described above, brokers generally have discretionary authority to vote on the ratification of independent auditors, so broker non-votes are generally not expected for Proposal 3.

Are there any dissenters’ rights of appraisal?

The Board of Directors is not proposing any action for which the laws of the State of Delaware, our amended and restated certificate of incorporation or our amended and restated bylaws provide a stockholder with a right to dissent and obtain appraisal of or payment for such stockholder’s shares.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

Where can I find voting results of the annual meeting?

We will announce the results for the proposals voted upon at the annual meeting and publish final detailed voting results in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days after the annual meeting.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors in accordance with the Delaware General Corporation Law, as implemented by our amended and restated certificate of incorporation and our amended and restated bylaws.

Composition of Our Board of Directors

Our Board currently consists of eight members. Other than the Advisor Rights Agreement described below, there are no contractual obligations regarding the election of our directors. Our nominating and corporate governance committee and our Board may therefore consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and our Board’s priority in selecting board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences, and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

Staggered Board

Our Board is divided into three staggered classes of directors, and each director is assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors is elected for a three-year term to succeed the directors whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2026 for Class I directors, 2027 for Class II directors and 2028 for Class III directors.

•	Our current Class I directors are Nailesh Bhatt and Albert Dyrness;

•	Our Class II directors are Larry Leibowitz, Eric S. Rosengren and Jeff Tuder; and

•	Our Class III directors are Bob Diamond, Thomas C. King and David Schamis.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of our Board.

The division of our Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control. We expect that additional directorships resulting from an increase in the number of directors, if any, will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the Board.

Advisor Rights Agreement

In connection with the closing on December 2, 2025 (the “Closing Date”), of our business combination transactions with Sonnet BioTherapeutics Holdings, Inc. and Rorschach I LLC (such transactions, the “Business Combination”), on that date we entered into an Advisor Rights Agreement with Rorschach Advisors LLC (the “Advisor”). Pursuant to the terms of the Advisor Rights Agreement, for so long as the Advisor and its affiliates continue to own at least 10% of the total number of shares of the Company’s common stock held by the Advisor as of immediately following the closing of the Business Combination, the Advisor will have the right to nominate a number of persons (the “Advisor Directors”) to the Board equal to the result of (rounded up to the nearest whole number) (a) the percentage determined by dividing (i) the number of shares of Common Stock beneficially owned by the Advisor (together with its affiliates) (on an “as-converted” and “as exercised” basis and without applying any “blocker” provisions limiting the exercise or conversion of any securities held by any such person) by (ii) the total number of shares of Common Stock then outstanding (on an “as-converted” and “as exercised” basis), multiplied by (b) the then current size of the Board (counting, for purposes of such determination, all vacancies as filled), but in any event at least one director, who shall be the Chairman of the Board. In addition, for so long as such minimum holding condition is satisfied, we are obligated to take all necessary action to cause the Board to be comprised of at least five directors, including the Advisor Directors, and to consist of the requisite number of directors meeting the independence requirements of the Nasdaq Stock Market (or other securities exchange on which the Common Stock is then listed). To date, the Advisor has not exercised its right to nominate any Advisor Directors.

Director Independence

Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq listing rules require that audit committee members satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, we have determined that all the members of our Board, except Mr. Schamis, Mr. Diamond and Mr. Tuder, are independent directors, including for purposes of Nasdaq and SEC rules. In making that determination, our Board considered the relationships that each director has with us and all other facts and circumstances the Board deemed relevant in determining independence, including the potential deemed beneficial ownership of our capital stock by each director, including non-employee directors that are affiliated with certain of our major stockholders. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure and Board’s Role in Risk Oversight

Under our bylaws, the positions of Chair of the Board of Directors and Chief Executive Officer are separate positions that may be occupied by the same person at the discretion of the Board. This governance framework provides the Board with the flexibility to select the appropriate Board leadership structure for the Company. Since the consummation of the Business Combination in December 2025, the positions of our Chief Executive Officer and Chair of the Board have been held by separate individuals. The Board believes that this leadership structure is in the best interests of stockholders at this time because it allows our Chief Executive Officer to focus on the business of the Company while allowing our Chair to focus on driving accountability at the Board level and positioning our Directors to discharge their duties appropriately.

The Chair and our Chief Executive Officer meet and speak with each other regularly about the Company’s strategy and operations and the functioning of the Board. Mr. Diamond, as Chair, provides a tangible independent source of authority and serves as an impartial resource for the Board to express its views regarding management. In addition, the Chair represents the Board in any communications with stockholders and other stakeholders, and any stockholder or interested party may communicate directly with the Chair. All directors play an active role in overseeing the Company’s business at both the Board and committee level. In addition, all directors have access to the Chair and the senior leadership team at all times.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks discussed in the section titled “Risk Factors” appearing in the Annual Report on Form 10-K for the fiscal year ended June 30, 2026 (the “Annual Report on Form 10-K”) accompanying this proxy statement. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Executive Sessions
Our independent directors meet in executive session, without the presence of management, including the Chief Executive Officer. Executive sessions are scheduled and held as a part of all regular Board meetings and run by the Chair of the Board who speaks with the Chief Executive Officer, as appropriate, regarding relevant matters discussed in the executive session.
Code of Business Conduct and Ethics
We have a written code of business conduct and ethics that applies to all of our directors, officers and employees, including our senior financial officers, including our Chief Executive Officer and Chief Financial Officer. A current copy of the code of business conduct and ethics is posted on the governance section of our website, which is located at https://hypestrat.xyz/governance. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any senior financial officer, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form
8-K.
Anti-Hedging Policy
We have adopted an insider trading policy that includes an anti-hedging provision prohibiting our officers and directors from engaging in hedging or monetization transactions or similar arrangements with respect to our securities, as well as short sales involving our securities, in each case unless prior written approval is obtained from our compliance service provider.
Board Meetings, Committee Membership and Meetings
The Board held six meetings in the fiscal year ending June 30, 2026 (“
fiscal year 2026
”). The Board has three standing committees: the audit and risk committee, compensation committee and nominating and corporate governance committee. During fiscal year 2026, each of our current directors attended at least 75% of the total number of meetings of the Board and at least 75% of the total number of meetings of the committees of the Board on which such director served during that period.
The table below provides membership and meeting information for each of the committees of the Board in fiscal 2026.

Director	Audit and Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee
Bob Diamond	—	—	—
Nailesh Bhatt	—	—	—
Albert Dyrness	—	—	—
Thomas C. King	X	Chair	X
Larry Leibowitz	X	X	Chair
Eric S. Rosengren	Chair	X	X
David Schamis	—	—	—
Jeff Tuder	—	—	—
Total meetings in fiscal year 2026	2	1	1
Currently, we do not maintain a formal policy regarding director attendance at the annual meeting; however, it is expected that, absent compelling circumstances, each of our directors will attend our annual meeting.
Committees of the Board of Directors
Each of the audit and risk committee, compensation committee, and nominating and corporate governance committee operates pursuant to a charter adopted by our Board of Directors. The composition and functioning of all our committees comply with applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations.

The full text of our audit and risk committee charter, compensation committee charter, and nominating and corporate governance committee charter are posted on the investors section of our website at www.hypestrat.xyz.com. We do not incorporate the information contained on, or accessible through, our corporate website into this proxy statement, and you should not consider it a part of this proxy statement.

Our Board may from time to time establish other committees.

The information below pertains to our current committee membership as of the date of this proxy statement.

Audit and Risk Committee

The Company’s audit and risk committee assists the Board in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and financial statement audits, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (iv) the independent auditor’s engagement, qualifications, performance, compensation, and independence, (v) review and approval of related party transactions, and (vi) the communication among the Company’s independent auditors, the Company’s financial and senior management and the Board.

The audit and risk committee consists of three members, each of whom our board has determined qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership: Eric Rosengren, Larry Leibowitz and Thomas King. In addition, our Board has determined that each of the audit committee members meets the requirements for financial literacy under applicable SEC and Nasdaq rules and that Eric Rosengren qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Board has adopted a written charter for the audit and risk committee, which is available on the Company’s website at hypestrat.xyz. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

The purpose of the Company’s compensation committee is to evaluate, recommend, approve, and review the Company’s executive officer and director compensation arrangements, plans and programs and to administer its cash-based and equity-based plans for employees and consultants. The compensation committee’s principal functions are to: (i) review and recommend to the Board for approval all forms of the Company’s non-equity and equity-based compensation of executive officers and directors; and (ii) administer the Company’s equity-based compensation plans, pursuant to which various types of incentive awards, including, without limitation, stock options, restricted stock awards, stock appreciation rights, and stock units may be granted to the Company’s directors, executive officers, and key employees. The compensation committee is responsible for evaluating executive compensation, including equity awards for all of the Company’s executive officers, setting base salary amounts, fixing incentive opportunity levels, and other supplemental benefits. This includes reviewing and making recommendations to the Board regarding corporate goals and objectives relevant to the compensation of the Chief Executive Officer and all other executive officers that report to him, evaluating, at least annually, the performance of these officers in light of these goals and objectives, and reviewing and making recommendations to the Board regarding the compensation level of these officers based on such evaluation.

The compensation committee also annually reviews director compensation to ensure non-employee directors are adequately compensated for the time expended in fulfilling their duties to the Company, as well as the skill-level required by the Company of members of the Board. From time to time as the compensation committee deems appropriate or as requested by the Board, the compensation committee will evaluate director compensation arrangements and make recommendations to the Board accordingly.

The compensation committee is authorized to engage compensation consultants, if they deem necessary, to assist with its responsibilities related to the Company’s executive compensation program and the director compensation program. The compensation committee consists of three members: Eric Rosengren, Larry Leibowitz and Thomas King. The Board has adopted a written charter for the compensation committee, which is available on the Company’s website at hypestrat.xyz.

Our Board has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

Role of Independent Compensation Consultant

Pursuant to its charter, the compensation committee has the sole authority to retain compensation consultants or advisors to assist it in fulfilling its responsibilities, including evaluating and determining executive and director compensation. During fiscal year 2026, the compensation committee engaged Willis Towers Watson (“WTW”) as its independent compensation consultant. WTW provided the compensation committee with analyses, advice, guidance and recommendations on executive and director compensation levels compared to our peers, including market trends.

Compensation Committee Interlocks and Insider Participation

None of the members of our current compensation committee is, or has at any time during the prior three years been, one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Nominating and Corporate Governance Committee

The purpose of the Company’s nominating and corporate governance committee is to exercise general oversight with respect to the governance of the Board by (i) identifying, reviewing the qualifications of, and recommending to the Board proposed nominees for election to the Board, consistent with criteria approved by the Board, and (ii) selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders. The nominating and corporate governance committee provides advice, counsel, and direction to management on the basis of the information it receives, discussions with management, and the experience of the nominating and corporate governance committee members.

The nominating and corporate governance committee members consists of three members: Eric Rosengren, Larry Leibowitz and Thomas King. The Board has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at hypestrat.xyz.

Consideration of Director Nominees

Our nominating and corporate governance committee believes that members of the Board of Directors should have the highest professional and personal ethics and values and conduct themselves in a manner that is consistent with our Code of Ethics and Business Conduct. While the nominating and corporate governance committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who have: personal and professional integrity, ethics and values; experience in corporate management, a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment; experience in our industry; experience as a board member of another publicly held company; academic expertise in an area of our operations; diversity of experience and perspective including but not limited to diversity in geography, thought, viewpoints, background, skills and expertise; and practical and mature business judgment, including ability to make independent analytical inquiries.

The nominating and corporate governance committee considers possible candidates for nominees for directors from many sources, including management and stockholders. The nominating and corporate governance committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the nominating and corporate governance committee, in accordance with the criteria described above. The nominating and corporate governance committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. The nominating and corporate governance committee also provides input and guidance regarding the independence of directors, for review and approval by our Board.

The procedural and disclosure requirements of our amended and restated bylaws provide that stockholders who would like to propose a Board nominee for consideration by the nominating and corporate governance committee must deliver written notice to our Corporate Secretary, including disclosure of: (i) the relationship between the nominating stockholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in our securities; (ii) information we deem appropriate to ascertain the nominee’s qualifications to serve on the Board; and (iii) any other information required to comply with the proxy rules and applicable law. These requirements are more fully described in Section 2.12 of our amended and restated bylaws, a copy of which is available upon written request to Hyperliquid Strategies Inc, 477 Madison Avenue, New York, New York 10022, Attention: Corporate Secretary.

PROPOSAL NO. 1

THE DIRECTOR ELECTION PROPOSAL

Our amended and restated certificate of incorporation provides that the number of our directors, other than those who may be elected by the holders of one or more series of our preferred stock, shall be fixed from time to time (i) for so long as an Advisor Director serves on the Board, by a resolution unanimously adopted by the Advisor Directors, or (ii) if there are no Advisor Directors serving on the Board, by our Board of Directors. Presently, there are no Advisor Directors serving on the Board and we have a Board consisting of eight directors. Nailesh Bhatt and Albert Dyrness have been nominated by our Board for election as Class I directors to be voted on at the annual meeting. Mr. Bhatt is a current director, and each of Mr. Bhatt and Mr. Dyrness has consented to serve as a director. Each director to be elected will hold office for a term expiring at the annual meeting of stockholders to be held in 2029, and until such director’s successor is duly elected and qualified or until such director’s earlier resignation, death or removal. If either of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. Should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board.

In the vote on the election of the two Class I director nominees, stockholders may vote “FOR” nominees or “WITHHOLD” votes from nominees. The Class I director nominees receiving the highest number of “FOR” votes will be elected as directors. Votes that are withheld, abstentions and broker non-votes will have no effect on the outcome of the election.

The persons appointed by the Board as proxy holders intend to vote for the election of each of the below Class I director nominees, unless you indicate otherwise on the proxy or voting instruction card.

Set forth below is biographical and other information about the Class I director nominees and our other directors. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the nominating and corporate governance committee and the Board to determine that each nominee should serve as a director.

Our Board unanimously recommends that you vote “FOR” the nominees named below.

Class I Director Nominees Standing for Election

Nailesh Bhatt, 54. Mr. Bhatt has served as a member of the Board since the Closing Date. Mr. Bhatt has been the Chief Executive Officer of VGYAAN Pharmaceuticals LLC (“VGYAAN”), a company focused on developing and commercializing clinically critical drugs. Mr. Bhatt was also a Board Member of VGYAAN until June 2023. Prior to that, in November 2001, Mr. Bhatt founded Proximare and is its Managing Director. Proximare is a strategic advisory firm focused exclusively on the pharmaceutical industry. Mr. Bhatt also serves as a Board Member of Azurity Pharmaceuticals, Inc., CoreRx Pharma and Spectra Medical Devices. In June 2015, Mr. Bhatt founded Proximare Lifesciences Fund. Mr. Bhatt pursued a Bachelor of Arts at Boston University with a major in Biology. The Company believes Mr. Bhatt is qualified to serve on the Board due to his years of experience in the pharmaceutical industry working with start-ups to Fortune 500 companies.

Albert Dyrness, 63. Mr. Dyrness has served as a member of the Board since the Closing Date. Mr. Dyrness is a recognized biopharmaceutical industry expert in bio-process engineering with expertise in upstream, downstream, and fill/finish processes. Since July 2019, Mr. Dyrness has been the Managing Director of ADVENT Engineering Services, Inc., a Trinity Consultants Company, which serves as its life-sciences division. In 1988, Mr. Dyrness Co-Founded ADVENT Engineering Services, Inc., an engineering consulting firm serving the energy and life sciences industries. Starting with only 4 employees in the San Francisco Bay Area, ADVENT has grown to a staff of over 130 engineers with offices in Toronto, Canada, Singapore, Raleigh, North Carolina, Portland Oregon, Boston, Massachusetts, Irvine and San Ramon, California. In 2016, Mr. Dyrness became President and Chief Technical Officer of ADVENT and, in 2017, guided the company to a merger with Trinity Consultants, a 700-person engineering consulting firm. He also served as a member of the board of directors of Oncobiologics, Inc. (now Outlook Therapeutics, Inc.; Nasdaq: OTLK) from December 2015 to September 2017. In 1986, Mr. Dyrness graduated from the Massachusetts Institute of Technology where he studied mechanical engineering and entrepreneurism. The Company believes Mr. Dyrness is capable of making valuable contributions to the Board due to his years of experience in a Nasdaq-listed public company, along with years of entrepreneurial experience.

Continuing Directors with Terms Expiring in 2027

Larry Leibowitz, 66. Mr. Leibowitz has served as a member of the Board since the Closing Date. Mr. Leibowitz is a finance and technology entrepreneur who specializes in business transformation and capital markets. Mr. Leibowitz is an Operating Partner of Atlas Merchant Capital LLC, and serves as a member of the board of Concord Acquisition Corp II, a publicly-trades special purpose acquisition company (“Concord II”), as well as Vice Chairman of XCHG Xpansiv, an intelligent commodities exchange focusing on renewable energy products. He served on the board of Forge Global Holdings, Inc. (NYSE: FRGE) from 2024 until its acquisition by The Charles Schwab Corporation in March 2026. He is also on the board of various other private companies in the data management, fintech, digital law, and site logistics businesses. Mr. Leibowitz also served on the boards of directors of Enfusion Inc. (NYSE: ENFN), a software provider in the investment management industry, until its merger with Clearwater Analytics Holdings, Inc., in April 2025, and Concord Acquisition Corp III (NYSE: CNDB), a blank check company, from November 2021 until its merger with GCT Semiconductor, Inc. in March 2024, Most recently, Mr. Leibowitz served as Chief Operating Officer, Head of Global Equities Markets and as a Member of the board of directors of NYSE Euronext, from 2007 to 2013. Prior to that, Mr. Leibowitz served as Chief Operating Officer of Americas Equities at UBS, Co-head of Schwab Soundview Capital Markets, and CEO of Redibook. Mr. Leibowitz was formerly a founding partner at Bunker Capital, and Managing Director and Head of Quantitative Trading and Equities technology at CS First Boston. Mr. Leibowitz graduated from Princeton University with an A.B. in Economics. The Company believes Mr. Leibowitz is qualified to serve on our Board due to his expertise in the investment and financial services sectors, as well as his experience on boards of directors of other companies and organizations.

Eric S. Rosengren, 69. Mr. Rosengren has served as a member of the Board since the Closing Date. Mr. Rosengren is CEO of Rosengren Consulting and Former Senior Lecturer at the MIT Golub Center for Finance and Policy. He previously served as President and CEO of the Federal Reserve Bank of Boston from 2007 to his retirement in 2021. As a Federal Reserve Bank president, he was a participant and voting member of the Federal Open Market Committee. Mr. Rosengren joined the Boston Fed in 1985 and held various roles in the Bank’s Research and Supervision, Regulation, and Credit Departments. He has published numerous papers and articles, and is often cited in leading academic journals and is featured in major media on topics including macroeconomics, monetary policy, international banking, bank supervision, and risk management. Mr. Rosengren serves on the board of directors of Beacon Financial Corporation, Inc. (NYSE: BBT), f/k/a Berkshire Hills Bancorp, Inc., a bank holding company, is a member of the Investment Advisory Group for the Harold Alfond Foundation, and is a member of the Board of Trustees of Colby College. He graduated Summa Cum Laude from Colby College and received a PH.D. in economics from University of Wisconsin-Madison. The Company believes that Mr. Rosengren’s experience as President of the Federal Reserve Bank of Boston, his deep knowledge of macro-economic trends in the financial sector, regulatory system, and risk management qualify him to serve on the Board of Directors.

Jeff Tuder, 53. Mr. Tuder has served as a member of the Board since the Closing Date. Mr. Tuder is currently an Operating Partner of Atlas Merchant Capital LLC, having joined in September 2020. He also founded Tremson Capital Management, LLC in January 2015 to invest in undervalued public equities and to make private equity and credit investments in partnership with a number of family offices. Mr. Tuder also serves as Chief Executive Officer of Concord II and is a Co-Chairman and Chief Financial Officer of each of Digital Asset Acquisition Corp. (Nasdaq: DAAQ) and Space Asset Acquisition Corp. (Nasdaq: SAAQ). In addition, Mr. Tuder was the Chief Executive Officer of each of Concord Acquisition Corp and Concord Acquisition Corp III from 2021 to 2022 and 2022 to 2024, respectively, and Chief Financial Officer of Real Asset Acquisition Corp from 2025 to 2026. In addition, Mr. Tuder has served on the board of directors of Inseego Corporation (NYSE: INSG), since April 2017, where he is Chairman of the Board and Audit Committee. Mr. Tuder has also served on the board of directors of GCT Semiconductor (NYSE: GCTS) since March 2023, where he serves on the Compensation Committee, and has served on the Board of Directors of IQM Quantum Computers OY (Nasdaq: IQMX) since July 2026, where he is Chairman of the Audit Committee. Mr. Tuder held various investment positions at JHL Capital Group, KSA Capital Management, and CapitalSource Finance. Mr. Tuder began his career as a private equity professional at Fortress Investment Group, Nassau Capital, and ABS Capital Partners. Mr. Tuder received a B.A. in English Literature from Yale College. We believe Mr. Tuder is qualified to serve on our Board due to his extensive financial, investment and public company experience.

Continuing Directors with Terms Expiring in 2028

Bob Diamond, 75. Mr. Diamond has served as Chair of the Board since the Closing Date. Mr. Diamond is Founding Partner and Chief Executive Officer of Atlas Merchant Capital LLC. Until 2012, Mr. Diamond was Chief Executive of Barclays, having previously held the position of President of Barclays, responsible for Barclays Capital and Barclays Global Investors. He became an executive director of Barclays in 2005 and had been a member of the Barclays Executive Committee since 1997. Prior to Barclays, Mr. Diamond held senior executive positions at Credit Suisse First Boston and Morgan Stanley in the United States, Europe and Asia. Mr. Diamond worked at Credit Suisse First Boston from 1992 to 1996, where his roles included Vice Chairman and Head of Global Fixed Income and Foreign Exchange in New York, as well as Chairman, President and CEO of Credit Suisse First Boston Pacific. Mr. Diamond worked at Morgan Stanley from 1979 to 1992, including as the Head of European and Asian Fixed Income Trading. Mr. Diamond is currently Chairman of the Board of Concord II and Finstreet Limited, as well as Chairman of the Advisory Committee of the Export Import Bank of the United States. He previously served as a member of the Board of Directors of South Street Securities Holdings, Inc., Crux Informatics, Atlas Mara, Concord Acquisition Corp and Concord Acquisition Corp III. He is also a Trustee of The American Foundation of the Imperial War Museum Inc., a Life Member of The Council on Foreign Relations and is involved in several non-profit initiatives, including being a Director of the Diamond Foundation. He is also Life Trustee and former Chair of the Colby College Board of Trustees. We believe Mr. Diamond is qualified to serve on our Board due to his extensive executive and financial experience.

Thomas King, 65. Mr. King has served as a member of the Board since the Closing Date. Mr. King has served as an Operating Partner at Atlas Merchant Capital LLC since November 2018. From December 2009 through March 2016, Mr. King held several senior roles at Barclays PLC (NYSE: BCS), an international investment banking firm, including serving as Chief Executive Officer of Investment Banking and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee, which oversees all of the Barclays PLC businesses. Mr. King currently serves as a director, and as Chair of the compensation committee, of Clear Channel Outdoor Holdings, Inc. (NYSE: CCO), an out-of-home advertising company. Mr. King served as a director of Leerink Partners LLC, a leading investment bank focused on the healthcare and life science industries, until its sale in January 2019. Mr. King also served on the board of directors of Panmure Gordon, a British corporate and institutional investment bank, from December 2018 until it completed its merger with Liberum Investment in May 2024. Additionally, Mr. King served as a director of Concord Acquisition Corp from December 2020 until its delisting in December 2022, as a director of Concord II from September 2021 to January 2023, as a director of Concord Acquisition Corp III (NYSE: CNDB), a blank check company, from November 2021 until its merger with GCT Semiconductor, Inc in March 2024, as a director of Silicon Valley Bank from September 2022 until March 2023, as a director of SVB Financial Group from September 2022 until its reorganization in November 2024 and as a director of Radius Global Infrastructure, Inc. (NASDAQ: RADI), an international aggregator of rental streams underlying wireless and other digital infrastructure sites, from November 2020 until its sale in September 2023. Mr. King received his MBA with distinction from the Wharton School, University of Pennsylvania and his Bachelor of Arts degree from Bowdoin College. We believe Mr. King is qualified to serve on our Board due to his extensive experience in investment banking and corporate finance, as well as his service as a public company board member.

David Schamis, 52. Mr. Schamis has served as our Chief Executive Officer and a member of the Board since the Closing Date. Mr. Schamis is Founding Partner and Chief Investment Officer of Atlas Merchant Capital LLC. Previously, Mr. Schamis worked at J.C. Flowers from 2000 to 2014, most recently as a Managing Director and member of the management committee. Mr. Schamis joined J.C. Flowers at its inception and has significant experience investing in financial services and related businesses globally. Prior to J.C. Flowers, Mr. Schamis worked in the financial institutions investment banking group at Salomon Brothers from 1995 to 2000. Mr. Schamis is currently a member of the Board of Directors of South Street Securities Holdings, Inc., Panmure Liberum Limited, Kepler Cheuvreux SA, Marsh, Berry & Company, LLC, Cascadia Capital and Proformex. Mr. Schamis received a B.A. in Economics from Yale University. Mr. Schamis also is a member of the Board of Trustees of the village of Sands Point, NY. We believe that Mr. Schamis’ extensive experience in the financial industry and in investing qualifies him to serve on our Board.

EXECUTIVE OFFICERS

The following sets forth information regarding our non-director executive officers as of the date of this proxy statement. For information regarding David Schamis, our Chief Executive Officer, see “Proposal No. 1 - Election of Directors” above.

Brett Beldner, 55. Mr. Beldner has served as our Chief Financial Officer since the Closing Date. Mr. Beldner is a seasoned finance professional with a track record of both decentralized and traditional finance experience. Over the past five years, he has worked in the decentralized finance industry as both a Partner / Head of Finance for a private investment fund, Hard Yaka Ventures LP, from July 2022 to January 2025, focusing on payment technology and cryptocurrency as well as the Controller of Digital Currency Group, Inc., a global venture capital firm that builds and supports blockchain and digital companies, from February 2021 to February 2022. Mr. Beldner brings 13 years of traditional finance experience as well, from his time working as a finance / accounting professional at Macquarie Group, Barclays PLC and Lehman Brothers. Prior to working in industry, he spent seven years working at PwC advising clients on complicated financial structures and transactions. Mr. Beldner received a B.A. from Duke University in economics and an MBA from the University of Maryland in Finance. He also is a New York State licensed CPA.

Jeroen Nieuwkoop, 55. Mr. Nieuwkoop has served as our Chief Operating Officer since the Closing Date. From November 2020 to November 2025, Mr. Nieuwkoop served as the Group Chief Strategy Officer of NASDAQ-listed Triller Group Inc. (previously AGBA Group Holding Limited) (“AGBA”). Mr. Nieuwkoop brings extensive experience in operational management, private equity, mergers and acquisitions, and general corporate finance across the financial services industry. As part of the AGBA team, he spearheaded strategic corporate development initiatives, managed FinTech investments, and headed up several corporate departments. At AGBA, he was a board member or observer at Nutmeg, a British digital wealth platform; Tandem Money, a British challenger bank and Zai, a global payments company based in Ireland and Australia. Prior to AGBA, from 2005 to July 2020, Mr. Nieuwkoop was a Managing Director at Primus Pacific Partners, a private equity firm focused on financial services. From 2000 to 2005, Mr. Nieuwkoop held corporate development positions at Fubon Financial Holding Co., Ltd. Mr. Nieuwkoop started his career in the financial institutions investment banking group at Salomon Brothers from 1995 to 2000. Mr. Nieuwkoop received a Master of Science (MSc) in Business Administration and Management from the Erasmus University Rotterdam.

There are no family relationships among any of our current directors or executive officers.

PROPOSAL NO. 2

THE NASDAQ PROPOSAL

On October 22, 2025, we entered into a ChEF Purchase Agreement (as subsequently amended, the “Purchase Agreement”) with Chardan Capital Markets, LLC (“Chardan”), establishing a committed equity facility (the “Facility”). Also on that date we entered into a registration rights agreement with Chardan (the “Chardan Registration Rights Agreement”). On September 1, 2026 and September 14, 2026, we entered into three amendments to effect certain changes to the Purchase Agreement. Pursuant to and upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, since December 2, 2025 (the “Commencement Date”), we have had the right from time to time at our option to direct Chardan to purchase shares of our Common Stock. Sales of our Common Stock to Chardan under the Purchase Agreement, and the timing of any sales, are determined by us from time to time in our sole discretion and depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. The net proceeds from any sales under the Facility will depend on the frequency with, and prices at which the Common Stock are sold to Chardan.

The Purchase Agreement originally provided for the purchase by Chardan of up to $1.0 billion in the aggregate of shares of our Common Stock, which amount was increased to $2.5 billion in the aggregate of shares of Common Stock (the “Total Commitment”) pursuant to a first amendment to the Purchase Agreement entered into on September 1, 2026. Pursuant to the first amendment to the Purchase Agreement, beginning after the sale of $1.0 billion in the aggregate of shares of Common Stock pursuant to the Purchase Agreement, we may not issue or sell any shares of Common Stock pursuant to the Purchase Agreement if, after giving effect to the transaction, the aggregate number of shares to be issued and sold at a price of less than $12.02 per share (the “Minimum Price”) would exceed 42,641,847 shares (representing 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the first amendment, the “Exchange Cap”), unless the Company’s stockholders have approved the issuance of Common Stock pursuant to the Purchase Agreement in excess of the Exchange Cap in accordance with the rules of the Nasdaq Stock Market (or such approval is not required in accordance with such rules).

Unless earlier terminated, the Purchase Agreement will remain in effect until the earliest to occur of (i) December 2, 2028, (ii) the date on which Chardan has purchased the Total Commitment pursuant to the Purchase Agreement, (iii) the date on which our Common Stock fails to be listed or quoted on The Nasdaq Capital Market or any successor market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors (the “Termination Provisions”).

Chardan is not obligated to buy any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by Chardan and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Chardan beneficially owning Common Stock in excess of 4.99% of our outstanding voting power or shares of Common Stock (the “Beneficial Ownership Limitation”).

From and after the Commencement Date, we have had the right, at any time we do not have material non-public information, but not the obligation, from time to time at our sole discretion, until the earliest to occur of the Termination Provisions, to direct Chardan to purchase an amount of shares of our Common Stock equal to the applicable VWAP Purchase Share Amount (as defined in the Purchase Agreement), at the applicable VWAP Purchase Price (as defined herein) therefor on such VWAP Purchase Date (as defined in the Purchase Agreement) in accordance with the Purchase Agreement (each such purchase, a “VWAP Purchase”) by delivering written notice to Chardan (such notice, a “VWAP Purchase Notice”) on any trading day, so long as all shares of Common Stock subject to all prior VWAP Purchases by Chardan have been delivered to Chardan as required by the Purchase Agreement.

In addition to the regular VWAP Purchases described above, from and after the Commencement Date, we have also had the right, at any time we do not have material non-public information, but not the obligation, from time to time at our sole discretion, until the earliest to occur of the Termination Provisions, to offer to Chardan the right to or, in certain circumstances, to direct Chardan, to purchase, on any trading day we select as the Purchase Date (including the same Purchase Date on which an earlier regular VWAP Purchase was effected by us (as applicable), although we are not required to effect an earlier regular VWAP Purchase on such Purchase Date in order to effect an Intraday VWAP Purchase on such Purchase Date), up to an amount of shares of our Common Stock equal to the applicable Intraday VWAP Purchase Share Amount (as defined in the Purchase Agreement) at the applicable VWAP Purchase Price therefor on such VWAP Purchase Date in accordance with the Purchase Agreement (each such purchase, an “Intraday VWAP Purchase”) by delivering a written notice to Chardan (each such notice, an “Intraday VWAP Purchase Notice”) to Chardan prior to 3:00 p.m., New York City time, on any trading day.

We may, in our sole discretion, timely deliver one Intraday VWAP Purchase Notice to Chardan on a single Purchase Date to effect an Intraday VWAP Purchase on such same Purchase Date, so long as all shares of Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by Chardan prior to the time we deliver to Chardan a new Intraday VWAP Purchase Notice to effect an Intraday VWAP Purchase on the same Purchase Date as a regular VWAP Purchase. The terms and limitations that will apply to each Intraday VWAP Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular VWAP Purchase (as applicable) effected on the same Purchase Date as such Intraday VWAP Purchase, and the per share purchase price for the shares of Common Stock that we elect to sell to Chardan in each Intraday VWAP Purchase effected on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular VWAP Purchase (as applicable) effected on the same Purchase Date as such Intraday VWAP Purchase, with the exception that the Intraday VWAP Purchase Period for each Intraday VWAP Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In addition to the regular VWAP Purchases and Intraday VWAP Purchases described above, from and after the Commencement Date, we have had the right, at any time we do not have material non-public information, but not the obligation, from time to time at our sole discretion, until the earliest to occur of the Termination Provisions, to offer Chardan the right to purchase shares of our Common Stock outside of market hours (i.e., prior to market open and/or following market close) (an “Off-Hour Sale”) by delivering a notice to Chardan (an “Off-Hour Sale Notice”) specifying the number of shares of our Common Stock being offered to Chardan (the “Off-Hour Offered Amount”), which may be calculated as (a) a percentage (not to exceed 20%) of volume of trading until a specified time (which may not be beyond the next market open), (b) a fixed number of shares of Common Stock or (c) an approximate dollar value for shares of Common Stock offered through the Off-Hour Sale. Chardan may accept the Off-Hour Sale Notice in whole or in part, subject to the limitations described below.

The maximum number of shares of Common Stock that Chardan is required to purchase on any one trading day pursuant to a VWAP Purchase Notice, an Intraday VWAP Purchase Notice or an Off-Hour Sale Notice, as applicable, under the Purchase Agreement, is equal to the lesser of:

•

a number of shares of Common Stock which, when aggregated with all other shares of Common Stock then beneficially owned by Chardan and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Chardan of more than the Beneficial Ownership Limitation; and

•

a number of shares of Common Stock which would result in the total aggregate VWAP Purchase Price to be paid by Chardan in any VWAP Purchase, together with, if applicable, any Intraday VWAP Purchase and any Off-Hour Sale, made on one purchase date, exceeding $5.0 million; and

•

a number of shares of Common Stock equal to (a) twenty percent (20%) multiplied by (b) the total number (or volume) of shares of Common Stock traded on The Nasdaq Capital Market (or successor Principal Market) during the applicable VWAP Purchase Period, Intraday VWAP Purchase Period or Off-Hour Sale Period (as applicable) on the applicable VWAP Purchase Date for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale; and

•	the VWAP Purchase Share Amount (for a VWAP Purchase), the Intraday VWAP Purchase Share Amount (for an Intraday VWAP Purchase) or the Off-Hour Offered Amount (for an Off-Hour Sale).

The per share purchase price for the Common Stock that we elect to sell to Chardan in (i) a VWAP Purchase or Intraday VWAP Purchase, if any, is currently equal to ninety-seven and one-half percent (97.5%) of the VWAP on such VWAP Purchase Date for such VWAP Purchase or Intraday VWAP Purchase, or (ii) Off-Hour VWAP Purchase on such VWAP Purchase Date if any, is currently equal to ninety-five percent (95.0%) of the VWAP over the Off-Hour VWAP Purchase Period (such price, the “VWAP Purchase Price”), subject to certain adjustments. Pursuant to Amendment Nos. 2 and 3 to the Purchase Agreement, those percentages will change to ninety-eight and one-half percent (98.5%) and ninety-seven percent (97.0%), respectively, following the sale of the first 160,000,000 shares of Common Stock pursuant to the Purchase Agreement.

The Purchase Agreement defines “VWAP” as, for the Common Stock for a specified period, the dollar volume-weighted average price for the Common Stock on the Principal Market, for such period, as reported by Bloomberg through its “VWAP” function. All such determinations shall be appropriately adjusted for any sales of shares of Common Stock through certain block transactions, any reorganization, non-cash dividend, stock split, reverse stock split, stock combination, recapitalization or other similar transaction during such period. There is no upper limit on the price per share that Chardan could be obligated to pay for Common Stock we elect to sell to Chardan in any VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale under the Purchase Agreement.

At or prior to (x) 5:30 p.m., New York City time, on the VWAP Purchase Date for each VWAP Purchase and each Intraday VWAP Purchase, if applicable, (y) 9:30 p.m. New York City time, on the VWAP Purchase Date for each Off-Hour VWAP Purchase in connection with an Off-Hour Sale Notice delivered before 8:00 p.m., New York City time, and (z) 5:30 p.m. New York City time, on the VWAP Purchase Date for each Off-Hour VWAP Purchase in connection with an Off-Hour Sale Notice delivered before 8:00 a.m., New York City time, Chardan will provide us and our transfer agent with a written confirmation for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale setting forth, among other things, the applicable VWAP Purchase Price for such trading day, the total number of shares of Common Stock being purchased by Chardan in such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale, the total aggregate VWAP Purchase Price to be paid by Chardan for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale, the VWAP Purchase Period, Intraday VWAP Purchase Period (if applicable) and Off-Hour Sale Period (if applicable), and, if Chardan is purchasing a number of shares of Common Stock less than the VWAP Purchase Share Amount, Intraday VWAP Purchase Share Amount or Off-Hour Offered Amount, Chardan’s calculation of the VWAP Purchase Commitment Amount (as defined in the Purchase Agreement).

The Common Stock purchased by Chardan in an applicable VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale shall be delivered to Chardan not later than 1:00 p.m., New York City time, on the trading day immediately following the applicable VWAP Purchase Date for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale (the “VWAP Purchase Share Delivery Date”). The payment for, against delivery of, Common Stock purchased by Chardan in a VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale under the Purchase Agreement is required to be fully settled not later than 5:00 p.m., New York City time, on the trading day immediately following the applicable VWAP Purchase Share Delivery Date for such VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale, as set forth in the Purchase Agreement.

We have the right to terminate the Purchase Agreement at any time after the one-year anniversary of the Commencement Date, at no cost or penalty, upon ten (10) trading days’ prior written notice to Chardan (other than payment of any remaining amounts due for the commitment fee described below or other payments to Chardan). We and Chardan may also terminate the Purchase Agreement at any time by mutual written consent. Chardan also has the right to terminate the Purchase Agreement upon ten (10) trading days’ prior written notice to us, but only upon the occurrence of certain customary events as listed in the Purchase Agreement. No termination of the Purchase Agreement by us or by Chardan will become effective prior to the second trading day immediately following the date on which any pending (or not fully settled) VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending (or not fully settled) VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale, and both we and Chardan have agreed to complete our respective obligations with respect to any such pending (or not fully settled) VWAP Purchase, Intraday VWAP Purchase or Off-Hour Sale under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect our or Chardan’s respective rights or obligations under the Chardan Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

In connection with the execution of the October 2025 Agreement, we agreed to pay Chardan a commitment fee consisting of (i) $125,000 payable on December 2, 2025, (ii) $250,000 payable once we have received an aggregate of $25.0 million in proceeds from sales of our Common Stock under the Facility and (iii) $625,000 payable once we have received an aggregate of $50.0 million in proceeds from sales of our Common Stock under the Facility (collectively, the “Commitment Fee”). All such fees have been paid. We also paid Chardan a documentation fee equal to $25,000 (the “Documentation Fee”) as consideration in connection with the preparation of the Purchase Agreement.

The Purchase Agreement and the Chardan Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

Reasons for Requesting Stockholder Approval

Nasdaq Listing Rule 5635(d) requires stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the lower of: (i) the closing price of the common stock immediately preceding the signing of the binding agreement for the issuance of such securities; or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities. Because the Purchase Agreement was originally entered into before our listing on the Nasdaq, the $1.0 billion of shares originally issuable pursuant to the Purchase Agreement were not subject to Nasdaq Listing Rule 5635(d). However, as a result of the first amendment to the Purchase Agreement, beginning after the sale of $1.0 billion in the aggregate of shares of Common Stock pursuant to the Purchase Agreement, we may not issue or sell any shares of Common Stock pursuant to the Purchase Agreement in excess of the Exchange Cap of 42,641,847 shares (representing 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the first amendment) if the weighted average purchase price of all such excess shares is less than the Minimum Price of $12.02 per share. Therefore, we are seeking stockholder approval under this proposal to remove the Exchange Cap from the Facility and issue more than 20% of our outstanding shares of common stock to comply with Nasdaq listing requirements.

Reasons for Transaction and Potential Effects of Approval of this Proposal

Upon obtaining the stockholder approval requested in this Nasdaq Proposal, we would be able to issue shares of Common Stock to Chardan in excess of the Exchange Cap under the Purchase Agreement at a price less than the Minimum Price. Our Board has determined that the Purchase Agreement with Chardan is in the best interests of the Company and our stockholders because the continuous right to require Chardan to purchase our shares at a market-based price provides us with a potential source of capital and the ability to access that capital when and as needed.

The issuance of the shares of Common Stock to Chardan pursuant to the Purchase Agreement will not affect the rights of holders of outstanding shares of common stock, but such issuances will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders.

The issuance of Common Stock to Chardan pursuant to the Purchase Agreement may cause a significant reduction in the percentage interests of our current stockholders in the voting power, any liquidation value, our book and market value, and in any future earnings. Further, the issuance and sale of these shares could cause the market price of our common stock to decline or result in greater price volatility.

Potential Effects of Non-Approval of this Proposal

If the stockholders do not approve the Nasdaq Proposal, we will be unable to issue shares of common stock to Chardan pursuant to the Purchase Agreement in excess of the Exchange Cap if sold at a price less than the Minimum Price. This could limit the Company’s ability to access capital under the Purchase Agreement and may require the Company to seek additional financing, which may not be available on favorable terms or at all. In addition, if stockholders do not approve this proposal and the Company continues to seek stockholder approval, the Company may be required to incur the costs of holding one or more additional stockholder meetings.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast at the annual meeting in person or represented by proxy. Abstentions and broker non-votes will have no impact on the outcome of the vote on the Nasdaq Proposal.

Board Recommendation

The Board unanimously recommends that the stockholders vote “FOR” the approval of the Nasdaq Proposal.

PROPOSAL NO. 3

THE AUDITOR RATIFICATION PROPOSAL

The audit and risk committee of our Board has selected CBIZ CPAs P.C. to serve as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 2027.

We are asking our stockholders to ratify the selection of CBIZ CPAs P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2027. Although ratification is not required by our amended and restated bylaws or otherwise, the Board is submitting the selection of CBIZ CPAs P.C.to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice.

The affirmative vote of a majority of the shares of voting stock present at the annual meeting, in person or represented by proxy, and entitled to vote thereon is required for approval of this proposal. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote “AGAINST” this proposal.

In the event that our stockholders fail to ratify the selection of CBIZ CPAs P.C., it will be considered a recommendation to the Board and the audit committee to consider other auditors for fiscal year 2027. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for fiscal year 2027 will stand unless the audit committee determines there is a reason to make a change. Even if the selection of CBIZ CPAs P.C. as our independent registered public accounting firm is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of CBIZ CPAs P.C. is expected to attend the annual meeting, with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.

Our Board unanimously recommends a vote “FOR” the ratification of CBIZ CPAs P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2027.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended June 30, 2026 and to Rorschach I LLC, a subsidiary of the Company, for the period from June 13, 2025 (inception) through June 30, 2025 by CBIZ CPAs P.C.:

	2026	2025
Audit fees (1)	$799,925	$18,375
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—

Total	$799,925	$18,375

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our financial statements included in our Annual Report on Form 10-K and registration statements on Form S-1, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements, consultations in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered and non-registered securities offerings.

(2)

Audit-related fees would consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees would consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees would consist of fees for products and services other than the services reported above.

Pre-Approval Policies and Procedures

Our audit and risk committee has and will pre-approve all audit services and permitted non-audit services to be performed for us by our auditors on a case-by-case basis, including the fees and terms thereof.

REPORT OF THE AUDIT AND RISK COMMITTEE

The audit and risk committee oversees our accounting and financial reporting processes and the audits of our financial statements, including the performance and compensation of our independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed our audited financial statements as of and for the period ended June 30, 2026 with management and with CBIZ CPAs P.C. and discussed with CBIZ CPAs P.C. those matters required to be discussed by the auditors with the audit committee under the rules adopted by the Public Company Accounting Oversight Board. In addition, the audit and risk committee has received the written disclosures and the letter from CBIZ CPAs P.C. required by the applicable requirements of the Public Company Accounting Oversight Board regarding CBIZ CPAs P.C.’s communications with the audit committee concerning independence and has discussed with CBIZ CPAs P.C. that firm’s independence from the Company and its management. Additionally, the audit and risk committee pre-approved all audit and non-audit services provided to the Company by CBIZ CPAs P.C. following the Business Combination.

Based upon the audit and risk committee’s discussions with management and CBIZ CPAs P.C. and the audit and risk committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the audit committee, the audit committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended June 30, 2026 be included in our Annual Report on Form 10-K, for filing with the SEC.

The Audit Committee

Eric S. Rosengren
Thomas King
Larry Leibowitz

The foregoing Report of the Audit and Risk Committee shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our executive officers for the fiscal year ended June 30, 2026. No compensation was paid prior to the consummation of the Business Combination on the Closing Date of December 2, 2025.

Name and Principal Positions	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation	Total
David Schamis	$86,668	—	$199,458	—	$286,126
Chief Executive Officer
Jeroen Nieuwkoop(3)	$231,111	—	$3,432,011	—	$3,663,122
Chief Operating Officer
Brett Beldner	$231,111	—	$2,816,442	—	$3,047,553
Chief Financial Officer

(1)

Bonus determinations for the fiscal year ended June 30, 2026 have not yet been determined. Once determined the Company will report any bonus amounts paid to our named executive officers in the definitive proxy statement for the annual meeting or in a Current Report on Form 8-K.

(2)

Amounts shown do not reflect compensation actually received by the named executive officers. Instead, the amounts shown in these columns represent the full grant date fair value of the restricted stock, performance-based restricted stock or option awards, as applicable, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts do not correspond to the actual value that will be realized by the executive, if any. For a discussion of valuation assumptions and methodologies, see Note 10 of our audited financial statements included in the Form 10-K.

(3)

Mr. Nieuwkoop provides services to us pursuant to an Executive Placement Agreement between us and SBR Limited, an entity controlled by Mr. Nieuwkoop (and prior to the Executive Placement Agreement was entered into, pursuant to a consulting arrangement), and all compensation reported is paid to that entity.

Elements of Compensation

The primary elements of compensation for our executive officers in fiscal year 2026 were base salary and equity awards. Bonus decisions with respect to fiscal year 2026 have not yet been determined. Our executive officers are also entitled to participate in employee benefit plans and programs that we offer to our other employees, described below:

Health and Welfare Benefits. Our executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on generally the same basis as all of our other employees.

401(k) Plan. We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan qualifies as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which is $24,500 for calendar year 2026, and other testing limits. Participants who are 50 years or older can also make “catch-up” contributions, which for calendar year 2026 is up to an additional $8,000 above the statutory limit. The 401(k) plan provides for discretionary matching and profit-sharing contributions, and we currently provide a one time 50% match of each employee contribution to the 401(k) plan at the end of each calendar year. Participant contributions are held by the plan’s trustee and invested pursuant to the participant’s instruction. We did not maintain a 401(k) plan prior to calendar year 2026.

Nonqualified Deferred Compensation. We do not maintain non-qualified defined contribution plans or other non-qualified deferred compensation plans.

Outstanding Equity Awards at 2026 Fiscal Year End

The following table sets forth information concerning unvested restricted stock unit awards each executive officer had outstanding as of the end of fiscal year 2026. Each restricted stock unit award is shown separately for each executive officer. No performance-based restricted stock unit awards were granted in fiscal year 2026.

Name	Grant Date	Number of Shares or Units of Stock that have not Vested(1) #		Market Value of Shares or Units of Stock that have not Vested(2) ($)
David Schamis	2/9/26	40,789	(4)	321,009
Jeroen Nieuwkoop(3)	6/23/26	271,923	(4)	2,140,034
	6/23/26	149,700	(5)	1,178,139
Brett Beldner	5/5/26	271,923	(4)	2,140,034
	5/5/26	149,700	(5)	1,178,139

(1)	This column reflects the number of time-based restricted stock units (“RSUs”) awarded to executives.
(2)	The amounts in this column are based on the closing price of our common stock on June 30, 2026 of $7.87.
(3)	Awards were issued to SBR Limited, an entity controlled by Mr. Nieuwkoop.
(4)	Award vests in three equal installments on each of December 2, 2026, 2027 and 2028.
(5)	Award vests in three equal installments on each of May 5, 2027, 2028 and 2029.

Fiscal Year 2026 Compensation Arrangements

We have written employment agreements with each of David Schamis and Brett Beldner, and we have a written executive placement agreement with SBR Limited, an entity controlled by Mr. Nieuwkoop, pursuant to which Mr. Nieuwkoop provides the services of Chief Operating Officer to us.

CEO Employment Agreement

Pursuant to the Company’s Executive Employment Agreement with David Schamis, entered into on May 5, 2026 and amended on June 22, 2026 (as so amended, the “CEO Employment Agreement”), Mr. Schamis shall continue to serve as the Company’s Chief Executive Officer for a term that commenced on May 1, 2026 and shall continue until terminated in accordance with the terms of the CEO Employment Agreement. Mr. Schamis was originally entitled to receive an annual base salary of $150,000, which amount was increased to $600,000 for the fiscal year beginning July 1, 2026, subject to review at least annually for merit increases and subject to adjustment from time to time in the discretion of the Board. Commencing with the year beginning July 1, 2026, Mr. Schamis is eligible to receive an annual discretionary cash bonus, with a target amount equal to 100% of his base salary based on the achievement of performance-based and other individual and Company metrics to be established by the Board and the compensation committee, each in their sole discretion. Mr. Schamis was originally entitled to receive equity and equity-based awards under the 2025 Equity Incentive Plan, on an annual basis effective on the first business day following the date of the first Board meeting following the Company’s annual stockholders meeting, with a target grant date fair value of $150,000 per annual award and vesting on the first anniversary of the applicable grant date, subject to Mr. Schamis’s continuous employment through such vesting date. Pursuant to the amendment to the CEO Employment Agreement, subject to Board approval, starting with the fiscal year beginning July 1, 2026 (after the close of the applicable fiscal year and related financial statements for such fiscal year have been filed) Mr. Schamis will no longer receive the $150,000 target fair value annual award and will instead be eligible to receive equity and equity-based awards with a target grant date fair value of between $2,000,000 and $3,000,000 for each fiscal year, with vesting schedules and performance criteria to be determined by the compensation committee and/or the Board and set forth in the applicable award agreement.

Upon the termination of Mr. Schamis’ employment pursuant to the CEO Employment Agreement, Mr. Schamis will be entitled to receive all accrued but unpaid base salary through the termination date, any unpaid or unreimbursed expenses incurred in accordance with Company policy prior to termination and any accrued but unpaid benefits under the Company’s employee benefit plans. If Mr. Schamis’s employment is terminated by the Company without Cause or by Mr. Schamis for Good Reason, in each case outside of a Change in Control Period (as such terms are defined in the CEO Employment Agreement), Mr. Schamis will be entitled to receive, in addition to the accrued obligations: (i) continued payment of base salary for six months following the termination date, (ii) a taxable monthly reimbursement equal to the amount of health insurance premiums the Company would have subsidized had Mr. Schamis remained an active employee, for the same six-month period, subject to Mr. Schamis’s timely election of COBRA continuation coverage, and (iii) accelerated vesting of 50% of all outstanding equity awards held by Mr. Schamis at the time of termination. If Mr. Schamis’s employment is terminated by the Company without Cause or by Mr. Schamis for Good Reason, in each case during a Change in Control Period, Mr. Schamis will be entitled to receive the benefits described in clauses (i) and (ii) of the preceding sentence for a period of 12 months (rather than six months), accelerated vesting of 100% (rather than 50%) of all outstanding equity awards held by Mr. Schamis at the time of termination, and reasonable outplacement services for a period of 12 months following termination. All severance payments and benefits (other than payment of accrued obligations) would be conditioned on Mr. Schamis’ execution of a general release of claims, and such release becoming effective.

The CEO Employment Agreement contains customary confidentiality and non-competition covenants applicable during the term of the CEO Employment Agreement, as well as customary non-solicitation covenants applicable during the term and for 24 months thereafter.

CFO Employment Agreement

Pursuant to the Company’s Executive Employment Agreement with Brett Beldner, entered into on May 5, 2026 (the “CFO Employment Agreement”), Mr. Beldner shall continue to serve as the Company’s Chief Financial Officer for a term that commenced on May 1, 2026 and shall continue until terminated in accordance with the terms of the CFO Employment Agreement. Mr. Beldner is entitled to receive an annual base salary of $400,000, subject to review at least annually for merit increases and subject to adjustment from time to time in the discretion of the Board. Mr. Beldner is eligible to receive an annual discretionary cash bonus, with a target amount equal to 100% of his base salary based on the achievement of performance-based and other individual and Company metrics to be established by the Board and the compensation committee, each in their sole discretion. Subject to Board approval, Mr. Beldner is eligible to receive annual equity and equity-based awards under the 2025 Equity Incentive Plan, with a target grant date fair value of $1,000,000 for the current fiscal year (and anticipated to be the same in future fiscal years), each vesting on an annual basis over a three-year period, subject to Mr. Beldner’s continuous employment through such vesting date. In addition, in connection with the execution of the CFO Employment Agreement Mr. Beldner received two awards of time-based restricted stock units, each vesting on an annual basis over a three-year period. One of such initial awards has a target fair value of $1,000,000 based on the volume weighted average price of the Company’s common stock during the Company’s first eight trading days following December 2, 2025, with vesting commencing on that date, and the second has a target fair value of $1,000,000 based on the closing price of the Company’s common stock on May 6, 2025, with vesting commencing on that date.

Upon the termination of Mr. Beldner’s employment pursuant to the CFO Employment Agreement, Mr. Beldner will be entitled to receive all accrued but unpaid base salary through the termination date, any unpaid or unreimbursed expenses incurred in accordance with Company policy prior to termination and any accrued but unpaid benefits under the Company’s employee benefit plans. If Mr. Beldner’s employment is terminated by the Company without Cause or by Mr. Beldner for Good Reason, in each case outside of a Change in Control Period (as such terms are defined in the CFO Employment Agreement), Mr. Beldner will be entitled to receive, in addition to the accrued obligations: (i) continued payment of base salary for six months following the termination date, (ii) a taxable monthly reimbursement equal to the amount of health insurance premiums the Company would have subsidized had Mr. Beldner remained an active employee, for the same six-month period, subject to Mr. Beldner’s timely election of COBRA continuation coverage, and (iii) accelerated vesting of 50% of all outstanding equity awards held by Mr. Beldner at the time of termination. If Mr. Beldner employment is terminated by the Company without Cause or by Mr. Beldner for Good Reason, in each case during a Change in Control Period, Mr. Beldner will be entitled to receive the benefits described in clauses (i) and (ii) of the preceding sentence for a period of 12 months (rather than six months), accelerated vesting of 100% (rather than 50%) of all outstanding equity awards held by Mr. Beldner at the time of termination, payment of an annual bonus for the calendar year in which the termination occurs, pro-rated based on the portion of the year during which Mr. Beldner was employed, and reasonable outplacement services for a period of 12 months following termination. All severance payments and benefits (other than payment of accrued obligations) would be conditioned on Mr. Beldner’s execution of a general release of claims, and such release becoming effective.

The CFO Employment Agreement contains customary confidentiality and non-competition covenants applicable during the term of the CFO Employment Agreement, as well as customary non-solicitation covenants applicable during the term and for 24 months thereafter.

Executive Placement Agreement

On June 23, 2026, the Company entered into an Executive Placement Agreement with SBR Limited (the “Consultant”), a Hong Kong company controlled by Jeroen Nieuwkoop, the Company’s Chief Operating Officer (the “COO Placement Agreement”). Pursuant to the terms of the COO Placement Agreement, the Consultant shall provide the services of Mr. Nieuwkoop as the Chief Operating Officer of the Company, or such other title and position as the Company may request from time to time, for a term that commenced on June 22, 2026 and shall continue until terminated in accordance with the terms of the COO Placement Agreement. The Consultant is entitled to receive annual base remuneration of $400,000, subject to review at least annually for merit increases and subject to adjustment from time to time in the discretion of the Board. The Consultant is eligible to receive an annual discretionary cash bonus, with a target amount equal to 100% of the base remuneration based on the achievement of performance-based and other individual and Company metrics to be established by the Board and the compensation committee, each in their sole discretion. Subject to Board approval, the Consultant is eligible to receive annual equity and equity-based awards under the 2025 Equity Incentive Plan, with a target grant date fair value of $1,000,000 for the current fiscal year (and anticipated to be the same in future fiscal years), each vesting on an annual basis over a three-year period, subject to the Consultant’s continuous engagement through such vesting date. In addition, in connection with the execution of the COO Placement Agreement the Consultant received two awards of time-based restricted stock units, each vesting on an annual basis over a three-year period. One of such initial awards has a target fair value of $1,000,000 based on the volume weighted average price of the Company’s common stock during the Company’s first eight trading days following December 2, 2025, with vesting commencing on that date, and the second has a target fair value of $1,000,000 based on the closing price of the Company’s common stock on May 5, 2026, with vesting commencing on that date.

Upon the termination of the COO Placement Agreement for any reason, the Consultant will be entitled to receive all accrued but unpaid base remuneration through the termination date, any unpaid or unreimbursed expenses incurred in accordance with Company policy prior to termination and any accrued but unpaid benefits under the Company’s employee benefit plans. If the COO Placement Agreement is terminated by the Company without Cause or by the Consultant for Good Reason, in each case outside of a Change in Control Period (as such terms are defined in the COO Placement Agreement), the Consultant will be entitled to receive, in addition to the accrued obligations: (i) continued payment of base remuneration for six months following the termination date, (ii) a taxable monthly reimbursement equal to the amount of health insurance premiums the Company would have subsidized had the Consultant remained engaged, for the same six-month period, and (iii) accelerated vesting of 50% of all outstanding equity awards held by the Consultant at the time of termination. If the COO Placement Agreement is terminated by the Company without Cause or by the Consultant for Good Reason, in each case during a Change in Control Period, the Consultant will be entitled to receive the benefits described in clauses (i) and (ii) of the preceding sentence for a period of 12 months (rather than six months), accelerated vesting of 100% (rather than 50%) of all outstanding equity awards held by the Consultant at the time of termination, payment of the annual bonus for the calendar year in which the termination occurs, pro-rated based on the portion of the year during which the COO Placement Agreement was in effect, and reasonable outplacement services for a period of 12 months following termination. All severance payments and benefits (other than payment of accrued obligations) would be conditioned on the Consultant’s execution of a general release of claims, and such release becoming effective.

The COO Placement Agreement contains customary confidentiality and non-competition covenants applicable during the term of the COO Placement Agreement, as well as customary non-solicitation covenants applicable during the term and for 24 months thereafter.

2025 Equity Incentive Plan

Effective as of the closing date of the Transactions on December 2, 2025, the stockholders of Sonnet approved the Hyperliquid Strategies Inc 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”), and the 2025 Equity Incentive Plan became effective. The 2025 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, stock bonus awards, and other stock-based awards, as well as the grant of dividend equivalents. Employees, directors and independent contractors of the Company and its subsidiaries are all eligible to participate in the 2025 Equity Incentive Plan, provided that incentive stock options may only be granted to employees. A total of 6,351,278 shares of Common Stock are reserved for awards under the 2025 Equity Incentive Plan. All awards under the Equity Incentive Plan are set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

Director Compensation

Our non-employee directors receive compensation in the form of an annual retainer for Board and committee service, including service as chair of the Board or of a committee, and an annual grant of equity. Each non-employee director received an annual retainer of $100,000, and the Board chairman and the chair of the audit and risk, compensation and nominating and corporate governance committees receive additional annual retainers of $50,000, in each case paid in quarterly installments.

Each non-employee director receives an initial award of RSUs upon joining the Board, as well as annual RSU awards, in each case with a deemed equity value of $150,000. Our current non-employee directors received their initial RSU awards on February 9, 2026, with each such award granted for 40,789 RSUs and vesting in three equal installments on December 2, 2026, 2027 and 2028 (the anniversary dates of their commencement of service on the Board). Annual awards are to be granted on the first business day following the date of the first Board meeting following the Company’s annual stockholders meeting and are to have one-year cliff vesting.

The following table sets forth information regarding the compensation of our non-employee directors for fiscal year 2026 (commencing on the Closing Date of December 2, 2025).

Name	Cash Compensation(1)	Stock Awards ($)(2)(3)	Total ($)
Bob Diamond	$75,000	$199,458	$274,458
Nailesh Bhatt	$50,000	$199,458	$249,458
Albert Dyrness	$50,000	$199,458	$249,458
Thomas King	$75,000	$199,458	$274,458

Name	Cash Compensation(1)	Stock Awards ($)(2)(3)	Total ($)
Larry Leibowitz	$75,000	$199,458	$274,458
Eric Rosengren	$75,000	$199,458	$274,458
Jeff Tuder	$50,000	$199,458	$249,458

(1)

Commencing in the quarter ended March 31, 2026, each director has had the option to elect to receive Board fees in shares of common stock in lieu of cash. For the fiscal year ended June 30, 2026, the following directors elected to receive a portion of their fees in shares of common stock in lieu of cash, and received the following number of shares: Nailesh Bhatt, 4,043 shares in lieu of $12,500; Thomas King and Eric S. Rosengren, 12,131 shares in lieu of $37,500; and Larry Leibowitz, 5,391 shares in lieu of $16,667.

(2)

Grants of restricted stock units were made on February 9, 2026. The amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The valuation assumptions regarding the stock awards are included in Note 10 in our financial statements for the year ended June 30, 2026 included in our Annual Report on Form 10-K.

(3)	As of June 30, 2026, each non-employee director held an aggregate of 40,789 restricted stock units.

Stock Ownership Policy

Pursuant to the Company’s director compensation plan, non-employee directors are expected to own a number of shares of Company common stock with a market value equal to five times the annual cash retainer paid to directors.

Equity Compensation Plan Information

The following table summarizes information with respect to the Company’s compensation plan under which our equity securities are authorized for issuance as of June 30, 2026:

	Equity Compensation Plan Information As of June 30, 2026
	(in thousands, except exercise price)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in first column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders
2025 Equity Incentive Plan	1,190,021	(1)	—	5,161,257
Equity compensation plans not approved by security holders	—		—	—
Total	1,190,021	(1)	—	5,161,257

(1)	Represents shares of Common Stock underlying RSUs granted under the 2025 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company Common Stock immediately as of September 8, 2026 by:

•	each person who is an executive officer or director of the Company; and

•	all executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. As of September 8, 2026, to our knowledge there were no holders of more than 5% of shares of the Company Common Stock outstanding.

As of September 8, 2026, there were 237,919,288 shares of our common stock issued and outstanding.

The information regarding beneficial ownership of the persons and entities identified below is included in reliance on reports filed by the persons and entities with the SEC, except for modifications that are disclosed below and except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of common stock outstanding on September 8, 2026.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Number of Shares Beneficially Owned	Percent of Class(2)
Name and Address of Beneficial Owner(1)
Directors and Executive Officers:
Bob Diamond(3)	3,761,580	1.8
Jeff Tuder(4)	842,298	*
Eric S. Rosengren	36,011	*
Thomas C. King	35,511	*
Larry Leibowitz	45,191	*
Nailesh Bhatt	6,125	*
Albert Dyrness	882	*
David Schamis(5)	1,708,275	*
Brett Beldner	31,840	*
Jeroen Nieuwkoop	31,840	*
Total Directors and Executive Officers as a Group (nine persons)(6)	7,136,353	2.8

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of those listed in the table is 477 Madison Avenue, 22nd Floor, New York, New York, 10022.
(2)	Percentage calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act.
(3)	Includes 3,761,580 shares issuable upon exercise of warrants that are currently exercisable.
(4)

Represents securities held directly by Tremson Capital Management, LLC (“Tremson”) and indirectly by Jeffrey Tuder, managing member of Tremson. Mr. Tuder disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Includes 834,110 shares issuable upon exercise of warrants that are currently exercisable.

(5)	Includes 1,612,755 shares issuable upon exercise of warrants that are currently exercisable.
(6)	See footnotes (3) through (5).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit and risk committee is responsible for the review and approval of related party transactions. Except as disclosed below, there has been no transaction since June 13, 2025, the date of our incorporation, and there is no current transaction, in which (i) the amounts involved exceeded the lesser of $120,000 or 1% of our total assets for the period ended June 30, 2026 and (ii) any person who serves as an executive officer or director of the Company or beneficially owns more than 5% of the outstanding shares of the Company Common Stock, or any immediate family member of, or any person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Pursuant to the terms of the Transaction Agreement, at the Closing, the Company issued to the Advisor (i) 7,761,860 Advisor Shares, which was equal to 5% of the shares of the Company Common Stock issued and outstanding, on a fully-diluted, as converted basis, immediately following the Sonnet Merger Effective Time and (ii) 27,394,800 Advisor Warrants to purchase 27,394,800 shares of the Company Common Stock, which was equal to, in the aggregate, 15% of the fully diluted number of outstanding shares of the Company Common Stock immediately after Closing. The Advisor Warrants are exercisable for five years following the Closing, at an exercise price equal to (i) for one-third of the Advisor Warrants, $9.375, (ii) for one-third of the Advisor Warrants, $12.50 and (iii) for one-third of the Advisor Warrants, $18.75. David Schamis, the Company’s Chief Executive Officer and a director, is a manager of Advisor.

Pursuant to the Transaction Agreement, in connection with the Closing, the Company and the Advisor entered into the Advisor Rights Agreement and the Advisory Agreement. The Advisor Rights Agreement provides the Advisor certain rights with respect to the Company, including, subject to the conditions set forth in the Advisor Rights Agreement, director nomination rights and information rights. Pursuant to the Advisory Agreement, the Advisor will provide technical advisory services to the Company related to the digital asset ecosystem, including Hyperliquid and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding digital assets treasury operations for a term of five years. The Advisory Agreement provides that, unless otherwise agreed by Advisor and subject in all respects to applicable law, in the event that the Company raises equity or equity-linked financing during the term, Advisor shall be entitled to receive grants of equity in the form of (a) shares of the Company Common Stock equal to 5% of the number of shares of the Company Common Stock issued or issuable pursuant to such financing and (b) warrants to purchase an aggregate number of shares of the Company Common Stock equal to 15% of the number of shares of the Company Common Stock issued or issuable pursuant to such financing, in substantially the same form as the Advisor Warrants, or as otherwise may be agreed by the Company and Advisor. The Company has not issued any additional shares of Common Stock or warrants to the Advisor following the Closing as the Advisor has waived its right to receive such additional equity grants on account of any equity or equity-linked financing consummated by the Company following the Closing, and such wavier shall remain in effect unless and until it revokes such waiver with respect to future financings. The Advisor shall also be entitled to receive such additional compensation, if any, as may be approved by the Board.

Rob Diamond, the son of Bob Diamond, our Chairman, is employed by the Company as Director of Corporate Affairs.

We have entered into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board to the maximum extent allowed under Delaware law.

OTHER MATTERS

Stockholder Proposals for the 2027 Annual Meeting of Stockholders

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2027 annual meeting of stockholders (the “2027 Annual Meeting”), pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received at our principal executive and administrative offices not later than [•], 2027, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Stockholder proposals not included in our proxy statement and stockholder nominations for director may be brought before an annual meeting of stockholders in accordance with the advance notice procedures described in our amended and restated bylaws. In general, notice must be delivered to the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., [•], 2027) and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. For the 2027 Annual Meeting, the Corporate Secretary must receive notice of the proposal on or after the close of business on [•], 2027 and no later than the close of business on [•], 2027. Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in our amended and restated bylaws, including a description of the proposal, the relationship between the proposing stockholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in our securities. If we hold the 2027 Annual Meeting more than 30 days earlier or more than 60 days later than such anniversary date, we must receive your notice not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Our amended and restated bylaws also require that stockholder proposals concerning nomination of directors provide additional disclosure, including information we deem appropriate to ascertain the nominee’s qualifications to serve on the Board and other information required to comply with the proxy rules and applicable law.

The specific requirements of these advance notice provisions are set forth in Section 2.12 of our amended and restated bylaws, a copy of which is available upon request. Such request and any stockholder proposals or director nominations should be sent to our principal executive offices at 477 Madison Avenue, 22nd Floor, New York, New York 10022, Attention: Corporate Secretary.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the annual meeting will be available at our corporate office for a period of ten days prior to the annual meeting and continuing through the annual meeting.

Stockholder Communications with Directors

Stockholders who wish to communicate with the Board or an individual director may do so by sending written correspondence by mail to: the Board or individual director, c/o the Corporate Secretary of the Company at 477 Madison Avenue, 22nd Floor, New York, New York 10022. The mailing envelope must contain a clear notation indicating that the enclosed correspondence is a “Stockholder Board Communication.” All such communications must identify the author as a stockholder and clearly state whether the intended recipients are all or individual members of the Board. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence, and, in his discretion, not forward correspondence deemed to be of a commercial nature or relating to an improper or irrelevant topic. The Corporate Secretary also will attempt to handle the inquiry directly, for example, when it is a request for information about the Company or it is a stock-related matter. The Corporate Secretary will maintain a log of such communications and make copies of all such communications and circulate them to the full Board or the appropriate directors.

Available Information

We maintain an Internet website at www.hypestrat.xyz. Copies of the committee charters of each of the audit and risk committee, compensation committee, nominating and corporate governance committee, together with other corporate governance materials, such as our Code of Business Conduct and Ethics, can be found on the investors section of our website, and such information is also available in print to any stockholder who requests it by writing to our principal executive offices at 477 Madison Avenue, 22nd Floor, New York, New York 10022, Attention: Corporate Secretary.

Our Annual Report on Form 10-K, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our Annual Report on Form 10-K, as filed with the SEC, to each stockholder of record as of the Record Date that requests a copy in writing. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the proxy materials for your household, please contact our transfer agent, Continental Stock Transfer & Trust Company (“CST”), [•], or by calling CST at [•].

If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact CST as indicated above. Beneficial stockholders can request information about householding from their broker, bank or other record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report on Form 10-K are available at www.cstproxy.com/hypestrat/2026.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

ANNUAL MEETING OF STOCKHOLDERS OF

HYPERLIQUID STRATEGIES INC

NOVEMBER 4, 2026

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, and Proxy Card are available at: www.cstproxy.com/hypestrat/2026

Please sign, date, and mail your proxy card in the envelope provided promptly.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND A VOTE

 “FOR” EACH OF PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David Schamis and Brett Beldner, individually, as proxy to represent the undersigned at the Annual Meeting of Stockholders to be held virtually on November 4, 2026 at [•] Eastern time, and at any adjournments thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated below.

1.	ELECTION OF CLASS I DIRECTORS:

INSTRUCTIONS: Please select “for, “against,” or “abstain” in the respective box for every nominee.

	FOR	WITHHOLD
Nailesh Bhatt	☐	☐
Albert Dyrness	☐	☐

INSTRUCTIONS: Please select “for, “against,” or “abstain” in the respective box for each of the following Proposals.

	FOR	AGAINST	ABSTAIN

2.  Approval, for purposes of complying with the Nasdaq Listing Rules, the issuance of shares of our Common Stock issuable by us pursuant to the terms of the ChEF Purchase Agreement in an amount that may exceed 19.99% of our Common Stock outstanding.

	☐	☐	☐

3. Approval of the ratification of CBIZ CPAs P.C. as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2027.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Signature of Stockholder	Date

Signature of Stockholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.